Exhibit 99.1

Press Release Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter 2015 Financial Results

Exceeded Revenue Expectations, Improved Margins and

Generated Strong Cash Flow

HAYWARD, Calif., July 22, 2015 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the second quarter ended June 26, 2015.

The Company reported revenue of $117.5 million for the second quarter of 2015, a decrease of 6.2% compared to the first quarter of 2015, and an 11.4% decrease compared to the same period a year ago. Net profit was $2.2 million, or $0.10 per diluted share, for the second quarter of 2015 after excluding pre-tax intangible asset amortization charges of $1.4 million. The Company ended the quarter with an increase in cash of $7.0 million compared to the prior quarter.

“Second quarter performance exceeded our expectations and we won important new business with semiconductor customers,” said Jim Scholhamer, UCT’s Chief Executive Officer. “We continue to position UCT for future strategic investments that will extend our leadership position by focusing on the expansion of our capabilities for new and existing customers, winning new designs and improving profitability.”

Semiconductor equipment revenue for the second quarter of 2015 was 93.9% compared to 90.0% for the first quarter of 2015 and 76.6% for the second quarter of 2014. Revenue outside the U.S. accounted for 32.6% of total revenue for the second quarter of 2015 compared to 31.8% and 32.8% in the prior quarter and same quarter of the previous year, respectively. Gross margin for the second quarter of 2015 was 16.0% compared to 15.9% in both the first quarter of 2015 and second quarter of 2014.

The Company recorded a net profit of $2.2 million, or $0.07 per share (basic and diluted), in the second quarter of 2015 compared to net income of $1.2 million, or $0.04 per share (basic and diluted), in the previous quarter and net income of $6.0 million, or $0.20 per share (basic and diluted), for the second quarter of 2014. Net income for the second quarter of 2015 includes pre-tax charges for intangible asset amortization costs of $1.4 million. Net income for the first quarter of 2015 included pre-tax charges for intangible asset amortization costs of $1.1 million and $3.2 million of other charges as previously reported. Net income for the second quarter of 2014 included pre-tax intangible asset amortization costs of $1.2 million. Excluding these charges, the Company would have reported earnings of $0.10, $0.14 and $0.23 per diluted share for the second quarter of 2015, first quarter of 2015 and second quarter of 2014, respectively.

Cash and cash equivalents at the end of the second quarter of 2015 was $76.6 million, an increase of $7.0 million over the prior quarter and a decrease of $2.4 million from the end of fiscal year 2014. Outstanding debt was $74.4 million at the end of the second quarter of 2015, a decrease of $1.2 million from the prior quarter and an increase of $26.2 million from the end of fiscal year 2014.

Third Quarter 2015 Outlook

The Company expects revenue to be in the range between $117.0 million to $122.0 million and diluted earnings per share in the range of $0.05 to $0.09 based on an effective tax rate of 28%. Excluding intangible asset amortization costs of $1.4 million, the Company expects diluted earnings per share to be in the range of $0.09 to $0.12.

Conference Call

Ultra Clean will conduct a conference call today, Wednesday, July 22, 2015, beginning at 1:45 p.m. PDT. The call-in numbers are: (888) 561-5097 (domestic) and (706) 679-7569 (international). An audio replay of the conference call will be made available approximately one hour after the conclusion of the call and will remain available for fourteen days. The call-in numbers for the replay are: (855) 859-2056 (domestic) and (404) 537-3406 (international). The confirmation number for live broadcast and replay is: 83490395 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to third quarter 2015 revenue and earnings per share and our forecasted tax rate for the third quarter of fiscal 2015, as well as our anticipated competitive position and integration of Marchi. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 26, 2014 as filed with the Securities and Exchange Commission. UCT undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Ultra Clean Holdings, Inc.

Casey Eichler

CFO

510/576-4704

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended		Six months ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Sales	$117,549	$132,677	$242,867	$276,901
Cost of goods sold	98,727	111,525	204,126	232,438
Gross profit	18,822	21,152	38,741	44,463

Operating expenses:
Research and development	2,401	1,798	4,967	3,565
Sales and marketing	2,805	2,592	5,650	5,254
General and administrative	10,188	8,703	22,048	18,424
Total operating expenses	15,394	13,093	32,665	27,243
Income from operations	3,428	8,059	6,076	17,220

Interest and other income (expense), net	(359)	(452)	(1,315)	(1,081)
Income before provision for income taxes	3,069	7,607	4,761	16,139
Income tax provision	862	1,575	1,381	3,051
Net income	$2,207	$6,032	$3,380	$13,088

Net income per share:
Basic	$0.07	$0.20	$0.11	$0.45
Diluted	$0.07	$0.20	$0.11	$0.44
Shares used in computing net income per share:
Basic	31,615	29,438	31,042	29,157
Diluted	31,777	29,882	31,358	29,905

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 26, 2015	December 26, 2014
ASSETS
Current assets:
Cash and cash equivalents	$76,614	$78,997
Accounts receivable, net of allowance	57,513	61,817
Inventory	64,647	56,850
Other current assets	12,411	10,783
Total current assets	211,185	208,447

Equipment and leasehold improvements, net	14,850	10,841
Goodwill	74,298	55,918
Purchased intangibles, net	37,702	16,824
Other non-current assets	3,517	4,112
Total assets	$341,552	$296,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$6,514	$9,541
Accounts payable	46,476	48,944
Other current liabilities	9,220	7,683
Total current liabilities	62,210	66,168

Bank debt and other long-term liabilities	70,692	41,422
Total liabilities	132,902	107,590

Stockholders’ equity:
Common stock	166,552	149,834
Retained earnings	42,098	38,718
Total stockholders’ equity	208,650	188,552
Total liabilities and stockholders’ equity	$341,552	$296,142